Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 27, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to of the financial statements of Azitra, Inc. as of and for the years ended December 31, 2025 and 2024, which report is included in this Annual Report on Form 10-K of Azitra, Inc. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut

May 21, 2026